Exhibit 99.1

Molson Coors Reaffirms Key Financial Guidance for Full Year 2021 and Provides an Update on the Impact of the Cybersecurity Incident and Texas Storms

GOLDEN, Colo. & MONTREAL--(BUSINESS WIRE)--March 26, 2021--Molson Coors Beverage Company (NYSE: TAP; TSX: TPX) today reaffirms key financial guidance for full year 2021 and provides an update on the impacts to its business resulting from the systems outages caused by a cybersecurity incident previously disclosed on March 11, 2021 as well as the eleven-day closure of the Fort Worth, Texas brewery caused by the winter storms in February 2021.

Molson Coors has made substantial progress in restoring its systems following the recent cybersecurity incident. Globally, all breweries are currently producing and shipping products, and are ramping up to near normal operating levels. Despite this progress led by the significant efforts of the Molson Coors team, along with the support of leading forensic information technology firms and other advisors, the Company has experienced and continues to experience some delays and disruptions in its business, including brewery operations, production and shipments in the U.K., Canada and the U.S. Additionally, the cybersecurity incident was preceded by an unprecedented February winter storm in Texas that forced local government authorities to impose energy restrictions, causing the Fort Worth brewery to be offline for eleven days. Lastly, the ongoing on-trade shutdowns in the U.K. due to the coronavirus pandemic continue to be a challenge. All three of these events will negatively impact first quarter 2021 financial results.

Molson Coors’ President and Chief Executive Officer Gavin Hattersley commented, “Over the past few weeks, we have faced significant and unforeseeable obstacles. While these obstacles will have a negative impact on our first quarter shipments and financial results, we believe the fundamentals of our revitalization plan are strong and our future remains bright. We continue to build on the strength of our core brands, aggressively grow our above premium portfolio, expand beyond beer, invest in our capabilities and support our people and our communities.”

Notwithstanding these incidents and the uncertainty that remains due to the ongoing coronavirus pandemic, including the timing and strength of the recovery, Molson Coors reaffirms its key financial guidance for full year 2021 as it continues to expect a mid-single digit increase in net sales revenue in 2021 on a constant currency basis, approximately flat underlying EBITDA in 2021 compared to 2020 on a constant currency basis and a net debt-to-underlying EBITDA ratio of approximately 3.25x by the end of 2021 and below 3.0x by the end of 2022. In addition, Molson Coors continues to expect that its board of directors will be in a position to reinstate a dividend in the second half of 2021.

Molson Coors currently estimates that the impacts of the cybersecurity incident and the February winter storms in Texas will shift between 1.8 and 2.0 million hectoliters of production and shipments from the first quarter 2021 to the balance of fiscal year 2021 and will also shift between $120 million to $140 million of underlying EBITDA from the first quarter 2021 to the balance of fiscal year 2021. Molson Coors also expects to incur incremental one-time costs in both our first and second quarters 2021 as a result of the cybersecurity incident.

A further update on these matters, and the Company’s first quarter results will be provided on its upcoming investor earnings call and webcast on April 29, 2021 at 11:00 am ET.

Answers to certain frequently asked questions related to the press release follow:

1. What will the financial impact be to the Company from these incidents?

The cybersecurity incident and the February winter storms in Texas will have a negative impact on first quarter 2021 results and we expect between 1.8 and 2.0 million hectoliters of production and shipments to shift from the first quarter 2021 to the balance of the year and will also shift between $120 million to $140 million of underlying EBITDA from the first quarter 2021 to the balance of fiscal year 2021. We expect to incur certain incremental one-time costs related to consultants, experts and data recovery efforts in both our first and second quarters 2021 as a result of the cybersecurity incident.

2. How will the Company disclose the costs related to the cybersecurity incident in its financial statements and public filings?

We expect to incur certain incremental one-time costs related to consultants, experts and data recovery efforts in both our first and second quarters 2021 as a result of the cybersecurity incident. The incremental costs net of related insurance recoveries will be reported in our GAAP financial statements but excluded from underlying results and reported as a non-GAAP item. The timing and recognition of related costs may differ from the timing or recognition of any insurance reimbursement. Any incremental costs associated with the Fort Worth brewery weather incident will be reported through underlying results.

3. What will be the impact to the Company’s long-term financial health from the cybersecurity incident?

We do not believe the first quarter incidents will impact our long-term financial health or our ability to execute against our revitalization plan announced in October 2019. We believe the impact is short-term in nature and have reaffirmed our key financial guidance for 2021 as we continue to expect a mid-single digit increase of net sales revenue on a constant currency basis in 2021 compared to 2020, approximately flat underlying EBITDA on a constant currency basis compared to 2020 and a net debt-to-underlying EBITDA ratio of approximately 3.25x by the end of 2021 and below 3.0x by the end of 2022. In addition, our current expectation remains that our board of directors will be in a position to reinstate a dividend in the second half of 2021. The Company generates meaningful cash flow each year and we intend to maintain our investment grade rating.

4. What steps were taken in response to the cybersecurity incident?

Immediately upon learning of the cybersecurity incident, we activated our incident response plan and communicated with our employees and business partners about the issue. We have also engaged leading forensic IT experts and legal counsel to assist our investigation, restore operations and identify the root cause. We have made substantial progress in restoring our systems and all of our breweries are producing and shipping products. We notified law enforcement and are cooperating in their investigation. We also have notified and are working with all of our relevant insurance companies.

5. Will this impact your innovation pipeline?

The impact of the cybersecurity incident and Texas storms on our innovation pipeline have been minimal and we are excited about our launches. The second Vizzy variety pack and Vizzy Lemonade are already in the market, Topo Chico Hard Seltzer and Proof Point are expected to launch on March 29, 2021, as planned, and we expect new variety packs for Coors Seltzer and Topo Chico Ranch Water to follow.

About Molson Coors

For more than two centuries Molson Coors has been brewing beverages that unite people to celebrate all life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling, and Staropramen to Coors Banquet, Blue Moon Belgian White, Blue Moon LightSky, Vizzy, Coors Seltzer, Leinenkugel’s Summer Shandy, Creemore Springs, Hop Valley and more, Molson Coors produces many beloved and iconic beer brands. While the company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle as well.

Our reporting segments include: North America, operating in the U.S., Canada and various countries in Latin and South America; and Europe, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries, and certain countries within Africa and Asia Pacific. In addition to our reporting segments, we also have certain items that are unallocated to our reporting segments and reported as "Unallocated", which primarily include financing related costs and impacts of other treasury-related activities. The company’s commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities and the environment is reflected in Our Imprint and our 2025 sustainability targets. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on Twitter through @MolsonCoors.

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. From time to time, the Company may also provide oral or written forward-looking statements in other materials the Company releases to the public. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995.

Statements that refer to future events or circumstances are forward-looking statements, and include, but are not limited to, the Company’s expectations regarding the cybersecurity incident, volume, net sales, income and other financial results. In addition, statements that the Company makes in this press release that are not statements of historical fact may also be forward-looking statements. Words such as “expects,” “intend,” “goals,” “plans,” “believes,” “continues,” “may,” “anticipate,” “seek,” “estimate,” “outlook,” “trends,” “future benefits,” “potential,” “projects,” “strategies,” and variations of such words and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those indicated (both favorably and unfavorably). These risks and uncertainties include, but are not limited to, the ongoing remediation related to the cybersecurity incident, material legal, financial and reputational risks resulting from a breach of our information systems, operational disruptions to key facilities due to the cybersecurity incident, and our reliance on third party service providers and internal and outsourced systems as further described in Part I—Item 1A “Risk Factors”, the other factors discussed in Part I—Item 1A “Risk Factors” in the Company’s 2020 Annual Report on Form 10-K, filed with the SEC on February 11, 2021, and those described from time to time in the Company’s past and future reports filed with the SEC. Caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

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